Exhibit 99.1

MAA Announces Appointment of Sheila K. McGrath to Board of Directors

GERMANTOWN, Tenn., September 25, 2024 /PRNewswire/ -- Mid-America Apartment Communities, Inc., ("MAA") (NYSE: MAA) today announced the appointment of Sheila K. McGrath to the Board of Directors. The appointment of Ms. McGrath, along with the previous election of John Case and Tamara Fischer at the May 2024 Annual Meeting of Shareholders, was executed under the Board of Director’s long-term succession plan to pre-emptively address three planned director retirements in 2025, in line with our director refreshment endeavors. While the mid-term appointment will temporarily increase the size of the board to thirteen, the Board of Directors believes allowing for overlap between outgoing and incoming directors provides a more stable and seamless transition. The Board of Directors currently plans to allow the board to reduce in size following the three planned retirements in 2025. Ms. McGrath was also appointed to the Compensation Committee and Real Estate Investment Committee and will serve as an independent director until the 2025 Annual Meeting of Shareholders.

Commenting on the appointment, H. Eric Bolton, Jr., Chairman of the Board of Directors and Chief Executive Officer, said “We are delighted to welcome Sheila to our board of directors. She brings extensive knowledge and expertise surrounding the REIT sector and is a strong addition to our board. Her strong financial skills and real estate experience, coupled with three decades of hands-on involvement in the REIT industry, will further support the continuity of MAA’s ability to deliver superior long-term value growth and performance for all of our company constituents.”

Ms. McGrath served as Senior Managing Director at Evercore ISI covering U.S. equity REITs, real estate operating companies, and Mexican real estate investment vehicles from 2012 until 2022. Prior to joining Evercore, she served as Managing Director and Sector Head for REIT research at Keefe, Bruyette & Woods from 2007 until 2012. During that time, Ms. McGrath was a member of the firm's Research Review Committee and Leadership Committee. Between 1994 and 2007, Ms. McGrath was an equity research analyst covering REITs and real estate operating companies at several firms, including Smith Barney and UBS. She began her career in 1989 as a commercial real estate appraiser valuing commercial real estate properties across various sectors and conducting new development feasibility studies.

Ms. McGrath also serves on the boards of Alexandria Real Estate Equities, Inc. and Granite Point Mortgage Trust, Inc. She is an active member of several industry organizations, including Nareit, where she currently serves on the Advisory Board of Governors and Real Estate Investment Advisory Council, having previously served on the Best Financial Practices Council. Ms. McGrath is a founding member and continues to serve on the Board of Advisors for Rutgers Business School’s Center for Women in Business. She received a Bachelor of Arts in Economics from Lafayette College and a Master of Business Administration in Finance and Real Estate from Rutgers University.

About MAA

MAA, an S&P 500 company, is a self-administered real estate investment trust (REIT) focused on delivering strong, full-cycle investment performance for shareholders through the ownership, management, acquisition, development and redevelopment of apartment communities primarily in the Southeast, Southwest and Mid-Atlantic regions of the United States. For further details, please refer to www.maac.com or contact Investor Relations at investor.relations@maac.com.